Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-156373 on Form S-3 of our report dated February 18, 2009 relating to the financial statements of United States Oil Fund, LP as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and the period from April 10, 2006 (commencement of operations) through December 31, 2006 and the effectiveness of United States Oil Fund, LP’s internal control over financial reporting dated February 18, 2009, appearing in this Annual Report on Form 10-K of United States Oil Fund, LP for the year ended December 31, 2008.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
February 28, 2009